Exhibit 99.1

INCO REPORTS RESULTS FOR THIRD QUARTER OF 2003

(All dollar amounts are expressed in United States currency)

TORONTO, October 21, 2003 — Inco Limited today reported adjusted net earnings(1) of $16 million, or 7 cents per share, for the third quarter of 2003, compared with adjusted net earnings of $52 million, or 25 cents per share, for the third quarter of 2002. The adjustments made in arriving at adjusted net earnings for the third quarter of 2003 reflected the exclusion of (1) an after-tax expense of $46 million, or 25 cents per share, covering costs incurred during the strike of the unionized workforce at our Ontario operations which began on June 1, 2003 and ended when a new collective agreement covering this workforce was entered into on August 28, 2003, (2) unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $6 million, or three cents per share, (3) an after-tax credit of $8 million, or four cents per share, for currency hedging gains net of suspension costs associated with the Goro nickel-cobalt project, and (4) a net favourable adjustment of $1 million associated with certain tax charges and income on accrued tax refunds covering prior periods. For the third quarter of 2003, the net loss, in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), was $27 million, or 16 cents per share, compared with net earnings of $91 million, or 46 cents per share, in accordance with Canadian GAAP, for the third quarter of 2002. Adjusted net earnings for the first nine months of 2003 were $142 million, or 71 cents per share, compared with adjusted net earnings of $142 million, or 66 cents per share, in the corresponding 2002 period. Net earnings for the first nine months of 2003, in accordance with Canadian GAAP, were $63 million, or 20 cents per share, compared with a net loss of $1,480 million, or $8.22 per share, in the corresponding period. The adjustments made in arriving at adjusted net earnings for the third quarters and first nine months of 2003 and 2002 are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

Chief Executive Officer’s Message

Our third quarter 2003 results were disappointing, reflecting the negative impact of the strike at our Ontario operations and a slower than anticipated ramp-up of those operations following the strike. At the same time, we benefited from strong production at our PT Inco and Manitoba operations, and from rising nickel prices in a nickel market that we believe will continue to strengthen. We also made progress during the quarter on our growth projects at Voisey’s Bay and Goro.

Market conditions

Strong underlying market fundamentals helped to drive nickel prices higher in the third quarter, with global production unable to keep pace with demand growth. The resulting tight market conditions, reductions in reported producer inventories and lower consumer inventories prompted the release of material that had been pledged by a Russian producer to secure a loan, thereby enabling supply to keep pace with demand.

We believe that the ongoing increase in demand for stainless steel in China is driving large expansions in world stainless steel capacity and production, and is pushing world nickel demand to new highs. We expect Western World plus China demand for nickel to rise by about 7 per cent this year.

Operating issues

The key factors affecting our third quarter production and costs were the strike at our Ontario operations and a slower than anticipated ramp-up of those operations due to a number of unforeseen problems following the strike settlement reached in late August. The ramp-up of Ontario’s Copper Cliff smelter was complicated by several problems which have been resolved, but which adversely affected downstream processing and unit cash costs. This smelter is now operating at close to plan levels. While the Stobie mine at our Ontario operations had been experiencing an ore pass problem, we believe that this problem has been resolved and should not affect production in Ontario. We currently estimate that our nickel production from Ontario for the third and fourth quarters of 2003 will leave us about 12 to 17 million pounds below our three-month strike affected plan of 175 million pounds from our Ontario operations for 2003. We currently estimate that our platinum-group metals production for the year will be in the 205,000 to 210,000 troy ounces range, significantly lower than our July 22 guidance of 280,000 troy ounces which was based upon an assumed three-month strike at Ontario.

The nickel production shortfall from Ontario is expected to be partially offset by better than planned production from Manitoba and PT Inco, both of which are having very good years and should be ahead of plan for 2003. Our PT Inco operations reached a new production record for the third quarter and are expected to reach full nameplate annual production capacity of 150 million pounds in 2003.

Third quarter nickel unit cash cost of sales after by-product credits rose to $2.26 per pound as a result of the ramp-up problems experienced in Ontario during September. We incurred an expense of $25 million for this quarter due to lower than planned production of in-process and finished material due to these problems. We also expect minimal production of platinum-group metals from our Ontario ores for the final quarter of 2003. This PGM shortfall will adversely affect our by-product credits and as a result we currently expect our nickel unit cash cost of sales after by-product credits for the fourth quarter of 2003 to be in the $2.55 to $2.65 range based on the average of prevailing exchange rates for the fourth quarter to date.

In late August, we reached a new three-year collective agreement in Ontario, ending the three-month strike that began on June 1. We believe that we can responsibly manage the cost of this settlement, which will raise Ontario’s all-in labour costs by a little under 1.8 per cent per year over the contract’s life. We do expect significant opportunities to offset at least some of these costs through improved productivity and lower health care delivery costs.

Overall, our costs are unacceptably high and we intend to take actions to address this very important issue. Our objective is to cut controllable costs across our operations by 10 to 15 per cent over the next 12 to 18 months by developing and putting in place new productivity programs and taking other actions to improve the competitiveness of our operations.

Marketing developments

As a result of the strike at our Ontario operations, our regional marketing units were forced to declare force majeure under certain sales contracts for nickel, copper and cobalt. We lifted force majeure for our copper products on October 1 and indicated on October 7 to our customers that we were lifting force majeure for most products coming from the Copper Cliff nickel refinery in Ontario. We have not yet lifted force majeure on products produced from our Clydach, Wales refinery and our cobalt products as we continue to replenish our supply chain. We expect to be in a position to lift force majeure for these remaining products by mid-November.

On August 14, we announced a joint venture in Dalian, China to produce nickel foam for the Chinese battery industry. This latest collaboration is part of our ongoing strategy of increasing margins and enhancing our presence in China, the world’s fastest growing nickel market.

Progress on growth projects

We continued to make good progress on our Voisey’s Bay project during the third quarter. We are on schedule this year to complete a permanent airstrip, expand the project site camp, finish construction support facilities, and install the concentrator building and equipments foundations. Meanwhile, we have begun testing our pressure oxidative leaching process for Voisey’s Bay at a mini-pilot plant in Mississauga, Ontario. We produced our first cathode in June at this mini-pilot plant and completed a very successful initial integrated pilot-plant campaign in September.

We have made progress in identifying opportunities to reduce the capital cost estimate for our Goro nickel-cobalt project in New Caledonia and we have moved into the next phase of the overall project review process which began in December 2002. We plan to report on the status of this next phase in the first quarter of 2004.

Strengthening our financial position

We continue to maintain a strong balance sheet and improve our financial position. During the quarter we completed a public offering of 5.70% Debentures that will mature in 2015. We will be using the net proceeds from this offering, estimated at $297 million, together with available cash, to redeem higher cost debt, thus reducing our interest expense.

Strong nickel market

Nickel’s recent price rise confirms our view that Inco is in the number one non-ferrous metal and our leverage is based on a metal that we believe will continue to do very well in the coming years.

While the nickel market remains strong, we cannot and we will not rely on the market to meet our objectives. We intend to take actions to improve the cost position of our existing operations, develop Voisey’s Bay and Goro in a prudent manner, and enhance our leading marketing position in the nickel industry. We have challenges and great opportunities ahead of us — and we intend to succeed.

I look forward to reporting on our performance again next quarter.

/s/ Scott Hand

Scott Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

     We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income tax benefits (charges) relating to adjustments for tax rulings and other decisions and interpretations covering transactions in prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, asset impairment charges, losses or gains on debt retirements, strike expenses and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

     The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings (loss) as reported in accordance with Canadian GAAP:

(in millions except per share amounts)	Net Earnings				Earnings(1) Per Share

	Third Quarter		Nine Months		Third Quarter		Nine Months

September 30	2003	2002	2003	2002	2003	2002	2003	2002

Adjusted net earnings	$16	$52	$142	$142	$0.07	$0.25	$0.71	$0.66
Strike expense	(46)	—	(69)	—	(0.25)	—	(0.38)	—
Income tax benefits (charges)	(8)	—	126	—	(0.04)	—	0.69	—
Currency translation adjustments	(6)	31	(156)	(4)	(0.03)	0.17	(0.85)	(0.02)
Income on an accrued tax refund	9	8	9	8	0.05	0.04	0.05	0.04
Goro project suspension costs and related currency hedging gains, net	8	—	13	—	0.04	—	0.07	—
Loss on redemption of 5 3/4% convertible debentures due 2004	—	—	(2)	—	—	—	(0.01)	—
Asset impairment charges	—	—	—	(1,626)	—	—	—	(8.90)
Redemption premium on Series E Preferred Shares	—	—	—	—	—	—	(0.08)	—

Canadian GAAP net earnings (loss), as reported	$(27)	$91	$63	$(1,480)	$(0.16)	$0.46	$0.20	$(8.22)

(1)	For Canadian GAAP reporting purposes, the redemption premium of $15 million paid in connection with the redemption of our Series E Preferred Shares in May 2003 is treated only as a reduction in earnings per share since this premium reduces retained earnings but does not affect earnings.

     We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing operating performance.

Outlook

     The Company’s current estimates for its production for the fourth quarter of 2003 and the full year 2003 of nickel, copper and platinum-group metals (PGMs), including PGMs produced from purchased material, are as follows:

		Fourth Quarter	Full Year
		2003	2003

Nickel	- tonnes (thousands)	58 to 60	186 to 188
	- pounds (millions)	128 to 133	410 to 415

Copper	- tonnes (thousands)	30 to 32	88 to 91
	- pounds (millions)	66 to 71	195 to 200

PGMs	- troy ounces (thousands)	3 to 8	205 to 210

Our current estimate for PGMs production for 2004 is about 400,000 troy ounces.

     Principally as a result of the adverse affect of the unanticipated problems experienced in the ramp-up of our Ontario operations after the three-month strike on planned production of PGMs for the fourth quarter, the Company currently projects that its nickel unit cash cost of sales after by-product credits for the fourth quarter of 2003 will be about $2.55 to $2.65 per pound ($5,623 to $5,843 per tonne) based upon the average of prevailing exchange rates for the fourth quarter of 2003 through October 20 and for the full year 2003 will be about $2.20 to $2.25 per pound ($4,851 to $4,961 per tonne) based upon this average of prevailing exchange rates. Our production of PGMs for the fourth quarter of 2003 will also be limited by our commitments to process third party PGMs material under certain tolling arrangements. In view of the recent rapid rise in the London Metal Exchange (LME) cash nickel price and the effect this development has had on the price we receive for the matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in this benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced, the premium we currently expect to realize over the LME cash nickel prices for the fourth quarter of 2003 will be about $0.02 to $0.08 per pound ($44.10 to $176.40 per tonne) and $0.08 to $0.12 per pound ($176.40 to $264.60 per tonne) for the full year 2003. The Company has historically experienced, and expects to continue to experience, some quarter-to-quarter variability in production levels of its primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.

     Based upon the average LME cash nickel price for the October 1 — October 20, 2003 period, $4.92 per pound ($10,847 per tonne), the average COMEX first position benchmark price for this same period for copper, $0.86 per pound ($1,900 per tonne), and the Bank of Canada average Canadian dollar-U.S. dollar noon exchange rate for the October 1 — October 20, 2003 period of approximately $0.75, the Company currently expects that its fourth quarter 2003 adjusted net earnings per share will be in the range of $0.20 to $0.25 per share. The Company’s policy continues to be that it does not publicly forecast exchange rates and where nickel and other metals prices will be in the future given the historic volatility in these prices and the level of economic uncertainty that currently exists in at least certain of our key geographic markets. The LME cash nickel price averaged $4.02 per pound ($8,854 per tonne) for the January 2 — October 20, 2003 period.

     The Company’s earnings per share estimate represents its estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that the Company does not believe it is in a position to predict with any degree of certainty the impact that they will have, the Company does not provide a reconciliation between its adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.

     In terms of the current sensitivity of the Company’s earnings per share to changes in nickel prices, for every change of 10 cents, up or down, per pound in Inco’s realized nickel price over a full year, Inco’s Canadian GAAP net earnings per share (EPS) over that year would change, up or down, by about 14 cents. The sensitivities set forth in the table below exclude the effect of the three-month strike at our Ontario operations. As reflected in the table below, while Inco’s financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of expenses are incurred in Canadian dollars and the Company has substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:

CURRENT 2003 SENSITIVITY OF EPS(1) TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$)

	Amount of Change
	(up or down)	EPS Effect(1)

Realized nickel price	$0.10/lb	$0.14
Realized copper price	0.10/lb	0.10
Realized palladium price(2)	50.00/troy oz	0.03
Realized platinum price(2)	50.00/troy oz	0.02
Realized cobalt price	1.00/lb	0.01
Cdn.-U.S. exchange rate(3)(4)	0.01	0.13
Fuel oil price (West Texas Intermediate)(2)(4)	1.00/bbl	0.005
Natural gas price(4)	0.10/MM BTU	0.002
Share Appreciation Rights(4)(5)	1.00	0.01

(1)	Basic Canadian GAAP net earnings per share

(2)	Includes the impact of hedging activities as of September 30, 2003

(3)	The EPS effect represents (a) $0.06 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect

(4)	Increases in these costs, exchange rates and our share price have a negative effect on EPS

(5)	Reflects the effect on EPS of a change in the Company’s common share price on our accrual for share appreciation rights granted in connection with certain share options

     Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred.

     These sensitivities update the information provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risks and Uncertainties — Sensitivities” in our 2002 Annual Report to Shareholders.

Commentary on Results for the Third Quarter and First Nine Months of 2003

(Tabular amounts are in millions of United States dollars
except per share amounts)

Results of operations

     The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

Results Summary	Third Quarter		Nine Months

	2003	2002	2003	2002

Net sales	$450	$536	$1,642	$1,633
Operating earnings (loss)	(22)	141	(34)	(2,117)
Net earnings (loss)	(27)	91	63	(1,480)
Net earnings (loss) per common share
— basic	(0.16)	0.46	0.20	(8.22)
— diluted	(0.16)	0.45	0.20	(8.22)
Cash provided by operating activities	19	267	2	466

     Our net loss was $27 million, or 16 cents per share (16 cents per share on a diluted basis), for the third quarter of 2003, compared with net earnings of $91 million, or 46 cents per share (45 cents per share on a diluted basis), in the corresponding 2002 period. Results for the third quarter of 2003 included an after-tax expense of $46 million, or 25 cents per share, associated with the strike of the unionized workforce at our Ontario operations which began on June 1, 2003 and ended on August 28, 2003 when we entered into a new three-year collective agreement. Strike expenses are those ongoing costs, such as salaries and certain employment benefits, depreciation, property taxes, utilities and maintenance incurred during the strike period which would normally be treated as production costs and charged to inventory but, in the absence of production, have been expensed. Third quarter 2003 results also included (1) unfavourable non-cash currency translation adjustments of $6 million, or three cents per share, (2) an after-tax credit of $8 million, or four cents per share, to accrue for currency hedging gains of $14 million, partially offset by additional costs of $6 million related to the suspension of certain development activities and other actions concerning the Goro project in

New Caledonia, and (3) a net favourable adjustment of $1 million associated with certain tax charges and income on accrued tax refunds covering prior periods. Currency translation adjustments of $6 million in the third quarter of 2003 were due to the effect of a strengthening of the Canadian dollar relative to the U.S. dollar during the quarter on Canadian dollar-denominated liabilities. The income tax charges of $8 million referred to in the “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” table above related to decisions on tax matters regarding the tax treatment of certain prior period transactions. The currency hedging gains related to forward currency contracts which had been entered into to reduce exposure to exchange rate changes associated with certain planned Goro project expenditures to be incurred in certain currencies. A portion of these contracts was closed out in October 2003 since they no longer matched the timing of such expenditures. The third quarter 2002 results also included after-tax interest income of $8 million, or four cents per share, associated with a tax refund and favourable non-cash currency translation adjustments of $31 million, or 17 cents per share.

     Net earnings for the first nine months of 2003 were $63 million, or 20 cents per share (20 cents per share on a diluted basis), compared with a net loss of $1,480 million, or $8.22 per share ($8.22 per share on a diluted basis), in the corresponding 2002 period. Results for the first nine months of 2003 included the following items: (1) unfavourable non-cash currency translation adjustments of $156 million, or 85 cents per share, (2) income tax benefits of $126 million, or 69 cents per share, (3) after-tax income of $9 million, or five cents per share, associated with an accrued tax refund, (4) currency hedging gains net of suspension costs relating to the Goro project of $13 million, or seven cents per share, (5) a loss of $2 million, or one cent per share, realized on the redemption of certain convertible debt securities, (6) an after-tax expense of $69 million, or 38 cents per share, associated with the three-month strike at our Ontario operations, and (7) with respect to only the calculation of net earnings per share, a premium of $15 million, or eight cents per share, paid on the May 1, 2003 redemption of our Series E Preferred Shares. Currency translation adjustments of $156 million in the first nine months of 2003 were due to the effect of a significant strengthening of the Canadian dollar relative to the U.S. dollar during the period on Canadian dollar-denominated liabilities. The income tax benefits of $126 million consisted of the deferred income tax benefit referred to above, a benefit of $38 million recorded in the first quarter of 2003 relating to favourable rulings and other decisions on tax matters from Canadian and other jurisdictions regarding the tax treatment of certain prior period transactions and other issues and, in the second quarter of 2003, an income tax benefit of $96 million which was primarily due to the revaluation of deferred income tax liabilities for reductions in future tax rates and the overall favourable effect of certain other changes in Canadian tax legislation affecting mining companies. Results for the first nine months of 2002 included non-cash after-tax asset impairment charges of $1,626 million, or $8.90 per share, to reduce the carrying value of the Voisey’s Bay project and certain other assets, after-tax interest income of $8 million, or four cents per share, associated with a tax refund and unfavourable non-cash currency translation adjustments of $4 million, or two cents per share.

Net sales

     Net sales decreased substantially to $450 million in the third quarter of 2003, compared with $536 million in the corresponding 2002 period, primarily as a consequence of lower Inco-source deliveries given the three-month strike which began on June 1, 2003 at our Ontario operations and lower deliveries of platinum-group metals. This strike-affected lower production in Ontario was partially offset by significantly higher average realized prices for nickel and a significant increase in the deliveries of purchased finished nickel.

     In the first nine months of 2003, net sales were $1,642 million, up slightly from $1,633 million in the corresponding 2002 period. The increase was due to significantly higher average realized prices for nickel which were mostly offset by lower deliveries of Inco-source nickel, platinum, palladium, copper and cobalt, and lower realized prices for certain platinum-group metals. The decrease in deliveries was primarily due to lower production at the Ontario operations as a result of the strike which was partially offset by higher nickel deliveries from our Manitoba operations and an increase in the deliveries of purchased finished nickel.

Costs and expenses

Cost of sales and operating expenses

     Cost of sales and operating expenses increased 7 per cent and 17 per cent in the third quarter and first nine months of 2003, respectively, compared with the corresponding 2002 periods, reflecting the adverse impact of a strengthening of the Canadian dollar relative to the U.S. dollar, higher energy costs and employment expenses, and increased costs and operating expenses for purchased intermediates. Operating results included a pre-tax expense of $72 million and $107 million in the third quarter and first nine months of 2003, respectively, associated with the three-month strike at the Ontario operations. During the third quarter of 2003, our Ontario operations experienced a series of unanticipated problems principally at its smelter and related facilities which were associated with the ramp-up of those facilities after the strike. These problems, which have been resolved, included outages or curtailments of operations at the Ontario operations’ oxygen plants and acid plant. These problems resulted in lower than planned production of in-process and finished material and an expense of $25 million was incurred during the third quarter of 2003 due to this production shortfall. In addition, deliveries of purchased finished nickel in the third quarter and first nine months of 2003 increased by 84 per cent and 52 per cent, respectively, compared with the corresponding 2002 periods. The cost of these purchases is based upon LME and other benchmark prices and is included in cost of sales.

     Nickel unit cash cost of sales after by-product credits increased to $4,983 per tonne ($2.26 per pound) in the third quarter of 2003 and $4,498 per tonne ($2.04 per pound) in the first nine months of 2003 from $3,263 per tonne ($1.48 per pound) and $2,998 per tonne ($1.36 per pound), respectively, in the corresponding periods of 2002. These increases were principally due to the unfavourable effect of a strengthening of the Canadian dollar relative to the U.S. dollar, the ramp-up problems noted above, higher energy costs at PT Inco and employment and pension costs and lower contributions from by-products, primarily resulting from lower deliveries of PGMs. For the first nine months of 2003, these unit costs were also adversely affected by higher costs for and processing of larger volumes of purchased intermediates. The average value of the Canadian dollar, the currency in which a substantial portion of our operating expenses is incurred, strengthened against the U.S. dollar by 13 per cent in the third quarter of 2003 and by 10 per cent in the first nine months of 2003 relative to the corresponding 2002 periods. Excluding the costs associated with purchased intermediates, nickel unit cash cost of sales after by-product credits was approximately $4,740 per tonne ($2.15 per pound) in the third quarter of 2003 and approximately $4,101 per tonne ($1.86 per pound) in the first nine months of 2003.

     We use purchased intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased intermediates is higher than processing our own mine production and increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.

     Nickel production decreased by 28 per cent to 32,072 tonnes (71 million pounds) in the third quarter of 2003, compared with 44,300 tonnes (98 million pounds) in the corresponding 2002 period, reflecting reduced production at the Ontario operations due to the strike and the ramp-up problems noted above, partially offset by higher production at our Manitoba operations. Nickel production decreased by 20 per cent to 127,497 tonnes (281 million pounds) in the first nine months of 2003, compared with 159,292 tonnes (351 million pounds) in the corresponding 2002 period, reflecting lower production at the Ontario operations due to the strike, the ramp-up problems noted above and seismic activity at the Creighton Mine during the first quarter of 2003, partially offset by higher production at our Manitoba operations and the processing of higher volumes of purchased intermediates and higher ore grades at PT Inco.

Selling, general and administrative

     Selling, general and administrative expenses were $44 million and $104 million in the third quarter and first nine months of 2003, compared with $22 million and $91 million for the same periods in 2002. The increases for both periods are primarily due to higher accruals for common share appreciation rights expense in connection with certain share option grants.

Research and development

     Research and development expenses decreased to $4 million and increased to $18 million in the third quarter and first nine months of 2003, respectively, from $5 million and $13 million in the respective 2002 periods. The increase for the first nine months of 2003 is primarily due to higher spending on the hydromet research program relating to the Voisey’s Bay project. Given the current stage of this program, we are currently expensing a portion of the costs associated with the hydromet research program.

Exploration

     Exploration expenses were $6 million and $18 million in the third quarter and first nine months of 2003, respectively, compared to $5 million and $14 million in the corresponding 2002 periods. The increase for the first nine months of 2003 is primarily due to higher exploration activities relating to our properties in New Caledonia.

Currency translation adjustments

     Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable, asset retirement obligations and deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments of $6 million and $156 million in the third quarter and first nine months of 2003, respectively, were due to the significant strengthening of the Canadian dollar relative to the U.S. dollar during these periods.

Non-operating items

Interest expense

     Interest expense for the third quarter and first nine months of 2003 was $10 million and $36 million, respectively, which did not change significantly compared with $12 million and $35 million for such expenses in the respective periods of 2002. Although interest paid in 2003 was higher due to the increased level of debt, this was offset by an increase in capitalized interest associated with our development properties and by lower interest rates on our outstanding debt during the third quarter and first nine months of 2003 compared to the corresponding periods in 2002. Interest expense excluded capitalized interest of $16 million and $40 million in the third quarter and first nine months of 2003, respectively, compared with $8 million and $14 million, respectively, in the corresponding 2002 periods.

Other income, net

     Other income of $20 million for the third quarter of 2003 did not change compared with the third quarter of 2002. Interest income decreased by $7 million as a result of lower interest received in connection with reduced tax refunds during the third quarter of 2003 compared to the interest received in connection with tax refunds during the corresponding period in 2002. Partially offsetting the decrease in interest income was the reversal of a provision in respect of certain receivables. Other income increased by $34 million to $61 million in the first nine months of 2003, compared with $27 million in the corresponding period of 2002, due to gains of $35 million realized from the sale or transfer of shares and other interests contributed to or received in conjunction with strategic and other collaborations relating to our primary metals operations. In addition, currency hedging gains of $11 million were realized on the closing out of certain forward currency contracts. These favourable occurrences were partially offset by a loss of $2 million on the May 1, 2003 redemption of our 5 3/4% Convertible Debentures due 2004 and lower interest income as a result of interest from a tax refund which was lower during the first nine months of 2003 compared to the interest on tax refunds received during corresponding period in 2002. Certain forward currency contracts, which had been entered into to reduce exposure to exchange rate changes associated with certain planned Goro project expenditures to be incurred in certain currencies, were closed out in early January 2003 since they no longer matched the timing of such expenditures due to their deferral as a result of the comprehensive review of the Goro project which began in December 2002.

Income and mining taxes

     The effective income and mining tax rates for the third quarter and first nine months of 2003 were affected by non-deductible currency translation adjustments primarily due to the translation of Canadian dollar-denominated liabilities into U.S. dollars. These rates were also affected by a significant appreciation of the Canadian dollar in 2003 which resulted in a gain subject to Canadian income taxes. In addition, the effective tax rates for both periods were impacted by higher earnings of PT Inco, which earnings are taxed at a relatively lower rate.

     The effective income and mining tax rate in the first nine months of 2003 was also significantly affected by the recognition of income tax benefits of $38 million recorded in the first quarter of 2003 relating primarily to favourable tax rulings and other decisions on tax matters from Canadian and other jurisdictions concerning the tax treatment of certain prior period transactions and, in the second quarter of 2003, an income tax benefit of $96 million which was primarily due to the revaluation of deferred income tax liabilities for reductions in future tax rates and the overall favourable effect of certain other changes in Canadian tax legislation applicable to mining companies. We also had taxable gains from the sale or transfer of shares and other interests as well as currency hedging gains, which were not subject to tax as a result of available capital losses. The effective income and mining tax rate in the first nine months of 2002 was adversely affected by asset impairment charges where a portion of that charge was not deductible for tax purposes.

Minority interest

     Minority interest increased by $6 million and $16 million in the third quarter and first nine months of 2003, respectively, compared with the corresponding 2002 periods, primarily due to the higher earnings of PT Inco.

Cash Flows and Financial Condition

     Net cash provided by operating activities in the third quarter of 2003 was $19 million, compared with $267 million in the corresponding quarter of 2002. The decrease in net cash provided by operating activities in the third quarter of 2003 relative to the corresponding 2002 period was due to lower earnings and an increase in non-cash working capital during the third quarter of 2003 principally attributable to increased inventory costs. Net cash provided by operating activities in the first nine months of 2003 was $2 million, compared with $466 million in the corresponding 2002 period. The change was primarily due to lower earnings, excluding asset impairment and other non-cash items, higher tax payments in 2003 and an increase in non-cash working capital principally attributable to higher inventories, and lower accounts payable and accrued liabilities.

     Net cash used for investing activities decreased to $123 million and increased to $400 million in the third quarter and first nine months of 2003, respectively, compared with $190 million and $343 million in the corresponding periods of 2002. The decrease in the third quarter of 2003 was primarily due to lower capital spending, mainly in respect of the Goro project, compared to the same period in 2002. The increase in the first nine months of 2003 was primarily due to higher capital spending, mainly in respect of the Voisey’s Bay project, compared to the same period in 2002.

     Net cash provided by financing activities was $276 million in the third quarter of 2003. In September 2003, we completed an underwritten public offering in the United States of $300 million aggregate principal amount of 5.70% Debentures due 2015 (the “5.70% Debentures”). The net proceeds from this offering were approximately $297 million after underwriting commissions and other expenses and will be used, together with available cash, to redeem our 7 3/4% Convertible Debentures and our 9.60% Debentures as discussed below.

     Net cash provided by financing activities was $36 million in the first nine months of 2003. In addition to the September 2003 offering of 5.70% Debentures, in March 2003 we also issued and sold in concurrent private offerings (i) $273 million amount payable at maturity of Convertible Debentures due March 14, 2023, representing $249 million in gross proceeds to us, and (ii) $227 million aggregate principal amount of Subordinated Convertible Debentures due March 14, 2052. The total combined gross proceeds were $476 million from these two issues of convertible debt securities. The net cash proceeds of $470 million received from the concurrent private offerings, after commissions and other expenses, were used to redeem, as discussed below, in the second quarter of 2003 (i) our Series E Preferred Shares and (ii) $173 million aggregate principal amount of our 5 3/4% Convertible Debentures due 2004. For Canadian reporting purposes, these convertible securities had been recorded as

$114 million of debt and $356 million of equity. For United States reporting purposes, these convertible securities had been recorded as debt.

     On March 28, 2003, we announced that we would exercise our optional right to redeem all of our issued and outstanding Series E Preferred Shares having a $472 million aggregate liquidation preference and which were subject to mandatory redemption in 2006, with such redemption to be effective May 1, 2003. We also announced the redemption of all of our outstanding $173 million aggregate principal amount of 5 3/4% Convertible Debentures due 2004. These redemptions were completed on May 1, 2003. The total aggregate redemption price for the Series E Preferred Shares was $487 million, including a total redemption premium of $15 million based upon the $50 issue price per Series E Preferred Share. The total aggregate redemption price for the $173 million aggregate principal amount of 5 3/4% Convertible Debentures due 2004 was $178 million, including $3 million in accrued interest.

     On September 26, 2003, we announced that we would exercise our optional right to redeem on October 27, 2003 all of our currently outstanding 7 3/4% Convertible Debentures due 2016 (“7 3/4% Convertible Debentures”) at a redemption price of 100% of the aggregate outstanding principal amount thereof plus accrued interest to the October 27, 2003 redemption date. Interest will cease to accrue on the 7 3/4% Convertible Debentures on and after that redemption date. The conversion price for each 7 3/4% Convertible Debenture is $38.25 per Common Share.

     On September 26, 2003, we announced that we would also exercise our optional right to redeem on October 27, 2003 all of our currently outstanding 9.60% Debentures due 2022 (“9.60% Debentures”) at a redemption price of 104.32% of the aggregate outstanding principal amount thereof (or $1,043.20 per $1,000 in principal amount) plus accrued interest to the October 27, 2003 redemption date. Interest will cease to accrue on the 9.60% Debentures due 2022 on and after that redemption date.

     At September 30, 2003, cash and marketable securities were $725 million, down from $1,087 million at December 31, 2002, reflecting the cash used to fund capital expenditures of $417 million and the redemptions of our Series E Preferred Shares and 5 3/4% Convertible Debentures due 2004 in the second quarter of 2003, partially offset by the net cash proceeds of $470 million received from the two concurrent private offerings of convertible debt in the first quarter of 2003 and the $297 million in net proceeds from the issuance of our 5.70% Debentures in September 2003. Total debt was $1,807 million at September 30, 2003, up from $1,643 million at December 31, 2002. Total debt as a percentage of total debt plus shareholders’ equity was 33 per cent at September 30, 2003, compared with 30 per cent at December 31, 2002. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

Accounting changes

(a) Expensing cost of stock options

     Effective January 1, 2003, we changed our accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees in 2003 and in future years. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option-pricing model. As a result of this change in accounting, which was applied prospectively, an expense of $1 million and $3 million was recorded in the third quarter and first nine months of 2003, respectively, to reflect the fair value of stock options granted to employees in 2003.

(b) Asset retirement obligations

     Effective January 1, 2003, we adopted a new accounting standard relating to asset retirement obligations. Under this new standard, retirement obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and depreciated over the asset’s useful life. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. As a result of this change, the deficit increased by $18 million at January 1, 2003, property, plant and equipment increased by $37 million at December 31, 2002, deferred income and mining taxes decreased by $12 million at December 31, 2002, and the asset retirement obligation increased by $67 million at December 31, 2002. A pre-tax expense of $2 million and $6 million was recorded in the third quarter and first nine months of 2003, respectively, for accretion and depreciation for asset retirements.

Access to Webcast of Quarterly Conference Call

     As previously announced, interested investors can listen to our third quarter 2003 results conference call with the investment community on a live, listen-only basis, or access the archival of the call through the Internet or toll-free telephone call in North America.

     The conference call is scheduled for October 21, 2003 beginning at 3:00 p.m. (Toronto time) and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the call. Slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing through www.newswire.ca/webcast by clicking on the event title or through our website, www.inco.com, by clicking on the “Latest Quarterly Webcast” link on the homepage.

     The archival webcast of the conference call can be accessed via the Internet through www.newswire.ca/webcast. A recording of the conference call can be listened to until 5:00 p.m. (Toronto time) on November 4 by dialling 1-800-558-5253 in North America and by entering the reservation number 21161196. This recording is also available outside North America by dialing (416) 626-4100.

     This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production of nickel, copper and platinum-group metals in 2003 and platinum-group metals in 2004 at its Canadian, Indonesian and other operations, nickel demand, premiums realized on its metals prices, the lifting of force majeure on certain contractual arrangements relating to nickel and other products, the sensitivity of financial results to changes in nickel and other metals prices, exchange rates, interest, energy and other costs and its common share price, cost reduction objectives, its Goro and Voisey’s Bay projects and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply and demand for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s share price, the completion and results of a comprehensive review of the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and labour relations and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

October 21, 2003
IN   03/37

For further information:

Media Relations: Investor Relations:	Steve Mitchell Sandra Scott	(416) 361-7950 (416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

	Three Months Ended September 30,		Nine Months Ended September 30,

Average Realized Prices	2003	2002	2003	2002

Nickel(1) — per tonne	$9,614	$7,262	$8,902	$7,018
— per pound	4.36	3.29	4.04	3.18
Copper — per tonne	1,329	1,575	1,684	1,636
— per pound	0.60	0.71	0.76	0.74
(1) Including intermediates

LME Average Cash Prices
Nickel — per tonne	9,375	6,837	8,699	6,664
— per pound	4.25	3.10	3.95	3.02
Copper — per tonne	1,753	1,516	1,686	1,561
— per pound	0.80	0.69	0.76	0.71

Deliveries
Nickel in all forms (tonnes)
— Inco-source	35,779	53,437	131,894	163,352
— Purchased finished	8,531	4,640	23,494	15,486

	44,310	58,077	155,388	178,838

Copper (tonnes)	355	19,852	59,114	82,564

Cobalt (tonnes)	85	338	680	1,098

	(in thousands)
Platinum-group metals (troy ounces)	19	116	203	327

Gold (troy ounces)	3	17	33	55

Silver (troy ounces)	—	380	910	1,210

Nickel Production and Unit Costs
Nickel production in all forms (tonnes)	32,072	44,300	127,497	159,292

Nickel unit cash cost of sales before by-product credits
— per tonne	$4,851	$3,704	$4,344	$3,351
— per pound	2.20	1.68	1.97	1.52
Nickel unit cash cost of sales after by-product credits
— per tonne	4,983	3,263	4,498	2,998
— per pound	2.26	1.48	2.04	1.36
Finished nickel inventories at end of period (tonnes)	18,304	20,798	18,304	20,798

Operating Earnings (Loss) (in millions)
Canadian and U.K. Operations	$(50)	$84	$45	$248
PT Inco	42	20	99	44
Corporate and other	(14)	37	(178)	(2,409)

	$(22)	$141	$(34)	$(2,117)

\

Inco Limited

Consolidated Statement of Earnings

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in millions of United States dollars except per share amounts)	2003	2002	2003	2002

Net sales	$450	$536	$1,642	$1,633

Costs and operating expenses (income)
Cost of sales and operating expenses	358	336	1,189	1,020
Depreciation and depletion	62	58	193	193
Selling, general and administrative	44	22	104	91
Research and development	4	5	18	13
Exploration	6	5	18	14
Currency translation adjustments	6	(31)	156	4
Goro project suspension costs	(8)	—	(2)	—
Asset impairment charges	—	—	—	2,415

Total costs and operating expenses	472	395	1,676	3,750

Operating earnings (loss)	(22)	141	(34)	(2,117)
Interest expense	10	12	36	35
Other income, net	(20)	(20)	(61)	(27)

Earnings (loss) before income and mining taxes and minority interest	(12)	149	(9)	(2,125)
Income and mining taxes	2	51	(103)	(660)

Earnings (loss) before minority interest	(14)	98	94	(1,465)
Minority interest	13	7	31	15

Net earnings (loss)	(27)	91	63	(1,480)
Dividends on preferred shares	—	(6)	(6)	(19)
Accretion of convertible debt	(2)	(1)	(5)	(3)
Premium on redemption of preferred shares	—	—	(15)	—

Net earnings (loss) applicable to common shares	$(29)	$84	$37	$(1,502)

Net earnings (loss) per common share
Basic	$(0.16)	$0.46	$0.20	$(8.22)

Diluted	$(0.16)	$0.45	$0.20	$(8.22)

Inco Limited

Consolidated Balance Sheet

(Unaudited)

	September 30,	December 31,
(in millions of United States dollars)	2003	2002

		(Restated)
ASSETS
Current assets
Cash and marketable securities	$725	$1,087
Accounts receivable	268	251
Inventories	665	576
Other	94	73

Total current assets	1,752	1,987
Property, plant and equipment	6,787	6,382
Deferred charges and other assets	267	208

Total assets	$8,806	$8,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$403	$97
Accounts payable	209	338
Accrued payrolls and benefits	122	118
Other accrued liabilities	222	210
Income and mining taxes payable	29	167

Total current liabilities	985	930
Deferred credits and other liabilities
Long-term debt	1,404	1,546
Deferred income and mining taxes	1,552	1,352
Post-retirement benefits	581	475
Asset retirement obligation	141	119
Minority interest	399	368

Total liabilities	5,062	4,790

Shareholders’ equity
Convertible debt	602	238

Preferred shares	—	472

Common shareholders’ equity
Common shares issued and outstanding 185,360,547 (2002 — 183,238,351 shares)	2,816	2,771
Warrants	62	62
Contributed surplus	562	559
Deficit	(298)	(335)

	3,142	3,057

Contingently issuable equity	—	20

Total shareholders’ equity	3,744	3,787

Total liabilities and shareholders’ equity	$8,806	$8,577

Inco Limited

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in millions of United States dollars)	2003	2002	2003	2002

Operating activities
Earnings (loss) before minority interest	$(14)	$98	$94	$(1,465)
Charges (credits) not affecting cash
Depreciation and depletion	62	58	193	193
Deferred income and mining taxes	—	24	(58)	(763)
Asset impairment charges	—	—	—	2,415
Other	1	(25)	73	3
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	10	54	(17)	(30)
Inventories	(39)	(10)	(89)	(13)
Accounts payable and accrued liabilities	3	7	(50)	20
Income and mining taxes payable	24	58	(138)	124
Other	(28)	3	(6)	(18)

Net cash provided by operating activities	19	267	2	466

Investing activities
Capital expenditures	(126)	(181)	(417)	(338)
Other	3	(9)	17	(5)

Net cash used for investing activities	(123)	(190)	(400)	(343)

Financing activities
Long-term borrowings	308	428	308	846
Repayments of long-term debt	(53)	(41)	(269)	(79)
Convertible debt issued	—	—	470	—
Preferred shares redeemed	—	—	(487)	—
Common shares issued	23	—	27	12
Preferred dividends paid	—	(6)	(6)	(19)
Dividends paid to minority interest	—	—	(2)	(1)
Other	(2)	—	(5)	—

Net cash provided by financing activities	276	381	36	759

Net increase (decrease) in cash and marketable securities	172	458	(362)	882
Cash and marketable securities at beginning of period	553	730	1,087	306

Cash and marketable securities at end of period	$725	$1,188	$725	$1,188